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                                  EXHIBIT 21.1




VMARK Asia Pacific Pty. Ltd.
North Sydney, NSW
AUSTRALIA

VMARK Software Canada Company
Pickering, Ontario
CANADA

VMARK Software Ltd.
Bracknell, Berkshire
UNITED KINGDOM

VMARK Software Europe SA
Boulogne
FRANCE

VMARK Software GmbH
Stuttgart
GERMANY

VMARK Software Japan K.K.
Meguro-ku, Tokyo
JAPAN

VMARK Software Africa Pty. Ltd.
Parktown
SOUTH AFRICA

VMARK Canada, Inc.

VMARK Holding Corp.